Exhibit 10.2

July 18, 2022

Karim Temsamani

Karim,
I am pleased to present you with Cardlytics’ (“Company”) offer to employ you as Chief Executive Officer and appoint you to the Board of Directors. We are excited to bring you on board and believe you will lead the success of our growing organization.
The following terms will serve as your compensation package, in accordance with the Company's established policies:
oSalary: $500,000 annually, to be paid in accordance with the Company's normal payroll practices. The Company currently pays on a semi-monthly basis, which is 24 times per calendar year.
oEquity:   Provided you commence employment and subject to the approval of the Company’s Board of Directors or a committee thereof, you will be granted restricted stock units (“New Hire RSUs”) with an “Initial Value” of $20,000,000 pursuant to an equity incentive plan of the Company (the “Plan”).  The New Hire RSUs are intended to be a material inducement for you to accept employment with the Company. The New Hire RSUs vest over a period of 48 months, 25% per year on the anniversary of the Start Date; the remaining 75% quarterly vesting thereafter. To determine the number of shares for your New Hire RSU based on the Initial Value, the Company will use a 30-trailing-trading-day average stock price ending on the trading day prior to your Start Date. You will also be eligible for participation in future equity grants for executives in 2023 and additional years. Annual grant totals are established by the Board of Directors using the recommendation of the Compensation Committee’s compensation consultant for a range balanced against the Company’s performance and Your performance. Typically, the grant to executives is a combination of performance stock units and time-based restricted stock units determined at the discretion of the Board. Your New Hire RSUs and your 2023 RSUs shall be subject to the terms and conditions of the Plan and the Company’s standard form of equity agreement.  You should consult your tax advisor about the tax implications of employee equity grants. All Company equity awards granted to you, including but not limited to the New Hire RSUs and the 2023 RSUs, shall be eligible for the vesting acceleration benefits provided under the Severance Agreement (defined below).
Notwithstanding anything to the contrary in this offer letter or the Severance Agreement, in the event of your termination by the Company Without Cause or Your resignation for Good Reason (as such terms are defined in the Severance Agreement), then, subject to your delivery to the Company of an executed and effective release of all claims in favor of the Company in a form reasonable to you within sixty (60) days following termination of your employment, your New Hire RSUs shall accelerate as follows: 25% of your New Hire RSUs, if such termination occurs within the period beginning on your Start Date and ending on the one-year anniversary of your Start Date.
oSign-On Bonus: Within 45 days of your Start Date, the Company will pay to you a sign-on bonus of $250,000.
oBenefits: Medical premiums will be paid by the Company with options of Vision and Dental coverage. Participation in a 401(k) Plan per the Company offering.
oBonus Plan: You will be eligible for participation in the Cardlytics’ Bonus Plan at annual target of 75% calculated as a percentage of the annualized base salary. This program rewards eligible employees with an opportunity for an annualized cash incentive based on performance of company. The plan, its guidelines and participation are all subject to modification or termination at the discretion of the Board of Directors.
oPaid Leave: Cardlytics fosters a progressive environment where employees have the flexibility to get their work accomplished within the concept of full time employment. The Company expects employees will work the hours necessary to satisfactorily perform their jobs, and recognizes the round the clock nature of their responsibilities. Cardlytics leaves it to the employees’ discretion on how to best manage his/her time, including scheduling time away from the office. As a result, Cardlytics employees do not accrue vacation pay or other paid time off. It also is important that employees meet work related deadlines and other time commitments of the job. Advance notice of time off from work, whenever possible, is encouraged.
oStart Date: Currently, the Company expects your Start Date to be September 1, 2022 (your actual first date of employment, as applicable, the “Start Date”). You will also be appointed to the Board effective as of the Start Date, and for so long as you serve as the Chief Executive Officer, subject to the requirements of applicable law (including, without limitation, any rules or regulations of any exchange on which the common stock of the Company is listed), the Board (or its committee) will nominate you for re-election to the Board at each annual meeting at which you are subject to re-election.
If at any time prior to the Start Date, (a) the Company terminates this offer letter other than due to Cause (as defined in the Severance Agreement) or (b) consummates a Change in Control (as defined in the Plan), then the Company will make you a contractor for the purpose of granting you restricted stock units (“Termination RSUs”) with a value of $5,000,000. The Termination RSUs vest immediately. To determine the number of shares for your Termination RSU for the value of $5,000,000, the Company will use a 30-trailing-trading-day average stock price ending on the trading day prior to the date that either this offer letter is terminated or the date prior to the Change in Control, as applicable. Provision of the Termination RSUs shall be subject to your delivery to the Company of an executed and effective release of all claims in favor of the Company in a form reasonable to you within sixty (60) days following written notification from the Company of the termination of this offer letter, as applicable (the “Release Deadline”)

oSeverance: You will be provided the cash severance of one year including pro-rated bonuses, medical benefits and equity vesting acceleration benefits pursuant to the Severance Agreement by and between you and the Company entered into concurrently with this offer letter (the “Severance Agreement”).
oExpenses: The Company will reimburse you for all reasonable and necessary expenses you incur in connection with your performance of services on behalf of the Company. In addition, the Company will reimburse, promptly upon presentation of invoices, your fair and reasonable expenses for legal or other advisors incurred in the review and finalization of this offer letter and related documentation, up to an aggregate of $20,000. The reimbursement for all such expenses shall be paid pursuant to the Company’s policies and practices, following your submission of proper documentation for such expenses.
oIndemnification: You and the Company will enter into the form of indemnification agreement provided to other similarly situated officers and directors of the Company. In addition, you will be named as an insured on the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time.
oSuccessors: This offer letter is binding on and may be enforced by the Company and its successors and permitted assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to the Company or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of the Company’s obligations under this offer letter and shall be the only permitted assignee.
The Company's policies and plan documents govern benefits provided to employees and should be consulted for the details of the plan. The benefits described in this letter are provided for informational purposes only. At the Company's discretion, policies, pay and benefits may be changed at any time, and this letter does not establish any vested rights in pay or benefits. The foregoing is not intended to apply to, and does not in any way affect your right to payment of, the Termination RSUs.
Your employment relationship with the Company is at-will, meaning that your employment with the Company will continue until the employment relationship is terminated by the Company or You. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment, or discipline, transfer, or demote you at any time with or without cause or advance notice, as long as not otherwise prohibited by law and subject to your eligibility for the payments and benefits provided under the Severance Agreement. This at-will employment relationship between the Company and You cannot be changed except in writing signed by an Officer of the Company. Nothing contained in this offer of employment shall be construed as guaranteeing employment for a specific period of time or for future employment.
This letter does not create a contract of employment or a contract for pay or benefits. No Company representative, other than an Officer of the Company, has the authority to enter into any agreement for a specific term of employment or for any specific benefit. Any agreement entered into by an Officer of the Company will not be enforceable unless it is in writing, signed and approved by the Board.
Your employment/continued employment at Cardlytics is contingent upon successful completion of relevant background screening and your ability to provide proof of your employment eligibility in this country. Cardlytics reserves the right to amend your target start date in the event the screening results are delayed for any reason.
It is the Company's policy not to infringe upon the proprietary information, trade secrets, or confidential information of third parties. In addition, it is the Company's policy not to interfere with third parties' contractual or business relations. Therefore, I also write to confirm that you have represented and warranted that you are not subject to any agreement that would prevent you from performing your duties for the Company, and that you are not subject to or in breach of any non-disclosure agreement, including any agreement concerning trade secrets or confidential information owned by any other party. Please notify me if you are subject to a confidentiality, non-compete, or non-solicitation agreement that may restrict your activities at the Company. Finally, I write to confirm that, during your employment with the Company, you will not use, disclose, or reverse engineer (i) any confidential information or trade secrets of any former employer or third party, or (ii) any works of authorship developed in whole or in part by you during any former employment or for any other party, unless authorized in writing by the former employer or third party. For and in consideration of the Company’s offer to employ you, or continue to employ you, you agree to sign the Employment Covenants Agreement provided with this offer letter.
This offer letter, together with the Severance Agreement and the Employment Covenants Agreement, represents the entire agreement between you and the Company concerning the subject matter herein. It may be amended, or any of its provisions waived, only by a written document executed by both you and the Company. This offer letter will be governed by the laws of the State of California without reference to conflict of laws provisions, and shall survive the termination of your employment for any reason to the extent necessary to enable you and/or the Company to enforce their respective rights hereunder.
If you have any questions concerning this offer, please do not hesitate to contact me directly.
Thanks again, and we look forward to welcoming you to the team!
Sincerely,
Scott Grimes
Co-Founder and Executive Chairman of the Board

Accepted By:

/s/ Karim Temsamani

Date: July 18, 2022